CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Legal Opinions and Experts” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our report dated March 15, 2013 in this Registration Statement on Form N-2 (File Nos. 333-185730; 811-22784) of Dreyfus Municipal Bond Infrastructure Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York
March 15, 2013